SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 22, 2005

Beckman Coulter, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10109	95-104-0600
(State of Incorporation	(Commission File Number)	(IRS Employer Identification No.

4300 N. Harbor Boulevard
Fullerton, California 92834-3100
(Address of principal executive offices) (Zip Code)

(714) 871-4848
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On April 22, 2005, Beckman Coulter, Inc. and Agencourt Bioscience Corporation entered into an Agreement and Plan of Merger (the “Agreement”). Agencourt makes products for the life science research market that isolate and purify nucleic acids and operates a service business that isolates and purifies nucleic acids from biological samples The agreement provides for an initial payment of $100 Million at closing and up to $40 Million of contingent payments through 2007 (the “earn out period”). The contingent payments are based on Agencourt achieving specified revenue and operating income targets and on achieving specified schedules for developing and delivering new products. The agreement also requires $7 Million of the initial payment to be put into an escrow account and permits Beckman Coulter to access any earn-out payments that may be due the shareholders for indemnification claims as specified in the Agreement.

The four founders of Agencourt will be offered employment by Beckman Coulter for the duration of the earn-out period. During the earn-out period, termination of any of the four founders without “good cause”, relocation of the existing facility, or transfer of any employees to another Beckman Coulter business or facility without the founders approval will accelerate the payment of the full $40 Million contingent payment. Unvested Agencourt options will be converted into deferred compensation credits that vest in the same manner and at the same time as the original options. The pay out for each such credit on vesting and exercise is equal to the amount the holder would have received had the option been vested and converted into Agencourt shares on the closing date. The cost to Beckman Coulter, if all of these credits mature into obligations to pay, will be $7 Million.

Agencourt has licensed from Harvard and is in the process of developing a technology for the low cost sequencing of the human genome. Agencourt has received an SBIR grant for this development. The license has been placed into a subsidiary, Agencourt Personal Genomics, Inc (“APGI”). Beckman Coulter will acquire 49% of APGI and from the closing to December 31, 2007 will contribute $6 Million to APGI, either in cash or in-kind services. Beckman Coulter also will have certain rights of first offer to be the distributor of products developed by AGPI as well as certain rights to receive a license to any technology developed by AGPI.

Item 7.01 Regulation FD Disclosure

On April 27, 2005, Beckman Coulter issued a press release announcing its entry into an agreement to acquire Agencourt Bioscience.

EXHIBIT INDEX

Exhibits

Exhibit 99.1 – Press Release “Beckman Coulter to Acquire Agencourt Bioscience” Dated April 27,

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 29, 2005

BECKMAN COULTER, INC.

By:	/s/ Jack E. Sorokin
Name: Jack E. Sorokin
Title: Assistant General Counsel